Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2018 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 8, 2018 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2018 second quarter ended December 31, 2017. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2018 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2017

Net sales for the three months ended December 31, 2017 increased $961,000, or 21%, to $5.6 million from $4.6 million for the three months ended December 31, 2016, due to increased sales of our medical device products to our top three customers.

Gross profit for the three months ended December 31, 2017 increased $406,000, or 31%, to $1.7 million from $1.3 million for the same period in fiscal 2017, due to the increase in sales described above as well as cost-cutting measures that were implemented during the second quarter of fiscal 2017.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2017 increased $328,000, or 31%, to $1.3 million compared to the prior fiscal year’s corresponding quarter, reflecting the impairment of our Fineline goodwill and intangible assets as well as increased research and development expenses as we work to complete a Pro-Dex branded driver for use in thoracic surgical applications, which we expect will be ready for sale and production by the end of this fiscal year.

Income from continuing operations for the quarter ended December 31, 2017 decreased by $2.8 million to $345,000, compared to $3.1 million in the corresponding quarter in fiscal 2017. This decrease reflects the income tax benefit of $2.9 million recorded in the second quarter of fiscal 2017 due to the release of the valuation allowance against our deferred tax assets because we believed at that time that it was more likely than not that we would generate sufficient levels of future profitability to realize substantially all of our deferred tax assets. Net income for the quarter ended December 31, 2017 was $345,000, or $0.08 per share, compared to $3.2 million, or $0.78 per share, for the corresponding quarter in fiscal 2017.

Six Months Ended December 31, 2017

Net sales for the six months ended December 31, 2017 increased $995,000, or 10%, to $10.7 million from $9.7 million for the six months ended December 31, 2016, due primarily to increases in medical device product revenues. We are focusing both our research and development efforts and our business development efforts on our medical device product offerings and sales related to other ancillary products have decreased.

Gross profit for the six months ended December 31, 2017 increased $845,000, or 31%, compared to the same period in fiscal 2017. The gross profit increase is due to increased net sales of 10%, as well as improved margins due to our investment in machinery and equipment.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2017 increased 9% to $2.4 million from $2.2 million in the prior fiscal year’s corresponding period, reflecting primarily increased research and development expenses as described above.

Income from continuing operations for the six months ended December 31, 2017 was $973,000, compared to $3.4 million for the corresponding period in fiscal 2017. This decrease also reflects the above-described tax benefit of $2.9 million recorded in the second quarter of fiscal 2017. Net income for the six months ended December 31, 2017 was $973,000, or $0.23 per share, compared to $3.5 million, or $0.85 per share, for the corresponding period in fiscal 2017.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results and expect our momentum to continue for the balance of the fiscal year. We are also pleased to have been named an OC Top Workplace by the Orange County Register and a fastest growing small public company by the Orange County Business Journal, the second consecutive year we have received that recognition.” Mr. Van Kirk continued, “Finally, in January 2018, our largest customer executed a contract extension for deliveries of their surgical hand piece through calendar 2021, which will provide us with a stable base from which to build our top-line revenue.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells dental instruments and rotary air motors. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex's products are found in hospitals, dental offices, and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

 (tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2017	June 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$5,262	$4,205
Investments	870	718
Accounts receivable, net of allowance for doubtful accounts of $3 at December 31, 2017 and June 30, 2017, respectively	3,150	3,538
Deferred costs	10	12
Other current assets	148	86
Inventory	3,196	3,085
Notes receivable	1,150	—
Prepaid expenses	149	277
Total current assets	13,935	11,921
Equipment and leasehold improvements, net	1,842	1,429
Deferred income taxes, net	1,971	2,048
Goodwill	—	112
Intangibles, net	194	320
Notes receivable	800	450
Other assets	71	71
Total assets	$18,813	$16,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$923	$1,159
Accrued expenses	987	1,344
Deferred revenue	—	19
Notes and capital leases payable	60	58
Total current liabilities	1,970	2,580
Deferred rent, net of current portion	67	—
Notes and capital leases payable, net of current portion	31	61
Total non-current liabilities	98	61
Total liabilities	2,068	2,641

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,360,481 and 4,025,193 shares issued and outstanding at December 31, 2017 and June 30, 2017, respectively	19,889	17,704
Accumulated comprehensive income (loss)	(90)	33
Accumulated deficit	(3,054)	(4,027)
Total shareholders’ equity	16,745	13,710
Total liabilities and shareholders’ equity	$18,813	$16,351

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Net sales	$5,560	$4,599	$10,723	$9,728
Cost of sales	3,843	3,288	7,145	6,995
Gross profit	1,717	1,311	3,578	2,733

Operating expenses:
Selling expenses	87	159	174	308
General and administrative expenses	576	605	1,080	1,169
Impairment of goodwill and intangible assets	229	—	229	113
Research and development costs	478	278	885	581
Total operating expenses	1,370	1,042	2,368	2,171

Operating income	347	269	1,210	562
Interest expense	(2)	(4)	(4)	(7)
Interest income	75	11	93	12
Gain from disposal of equipment	3	—	15	3

Income from continuing operations before income taxes	423	276	1,314	570
Income tax (expense) benefit	(78)	2,859	(341)	2,852

Income from continuing operations	345	3,135	973	3,422
Income from discontinued operations, net of income taxes	—	59	—	58
Net income	$345	$3,194	$973	$3,480
Other comprehensive loss, net of tax:
Unrealized loss from marketable equity investments	(15)	(6)	(124)	(6)
Comprehensive income	$330	$3,188	$849	$3,474

Basic net income per share:
Income from continuing operations	$0.08	$0.77	$0.23	$0.84
Income from discontinued operations	—	0.02	—	0.01
Net income	$0.08	$0.79	$0.23	$0.85

Diluted net income per share:
Income from continuing operations	$0.08	$0.77	$0.23	$0.84
Income from discontinued operations	—	0.01	—	0.01
Net income	$0.08	$0.78	$0.23	$0.85

Weighted average common shares outstanding:
Basic	4,359	4,057	4,255	4,060
Diluted	4,400	4,092	4,295	4,098
Common shares outstanding	4,360	4,040	4,360	4,040

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$973	$3,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	310	275
Gain from disposal of equipment	(15)	(3)
Share-based compensation	49	2
Impairment of goodwill and intangible assets	229	113
Deferred income tax expense (benefit)	77	(2,837)
Bad debt expense (recovery)	—	(9)
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	388	(479)
Deferred costs	3	(344)
Assets held for sale	—	(23)
Inventory	(112)	92
Prepaid expenses and other assets	(76)	6
Accounts payable, accrued expenses and deferred rent	(526)	245
Deferred revenue	(18)	240
Income taxes payable	—	2
Net cash provided by operating activities	1,282	760

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(297)	(300)
Purchases of equipment and leasehold improvements	(713)	(376)
Increase in notes receivable	(1,500)	—
Income tax effect of unrealized gains and losses	21	—
Proceeds from sale of equipment	30	3
Increase in intangibles	(15)	(20)
Net cash used in investing activities	(2,474)	(693)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock	—	(168)
Proceeds from shares issued under ATM, net of commissions and fees	2,262	—
Proceeds from exercise of options and ESPP contributions	16	16
Borrowings from Summit Loan	—	600
Repayments on Summit Loan	—	(600)
Principal payments on notes payable and capital lease	(29)	(29)
Net cash provided by (used in) financing activities	2,249	(181)

Net increase (decrease) in cash and cash equivalents	1,057	(114)
Cash and cash equivalents, beginning of period	4,205	2,294
Cash and cash equivalents, end of period	$5,262	$2,180